Exhibit 10.1

CARBONITE, INC.

STOCK RESTRICTION AGREEMENT

1. Grant of Restricted Stock. Carbonite, Inc., a Delaware corporation (the “Company”), hereby grants to [                    ] (the “Recipient”), pursuant to the Company’s 2011 Equity Award Plan (the “Plan”), [            ] shares (the “Restricted Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), subject to (a) the terms and conditions of this agreement (the “Agreement”) and the Plan and (b) the Recipient delivering to the Company a stock power endorsed in blank. Except where the context otherwise requires, the term “Company” shall include the parent and all subsidiaries of the Company as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan. To the extent that any term of this Agreement conflicts or is otherwise inconsistent with any term of the Plan, as amended from time to time, the terms of the Plan shall take precedence and supersede any such conflicting or inconsistent term contained herein.

2. Vesting and Provisions for Termination.

(a) Vesting Schedule. Subject to the provisions of this Section 2 and Section 6, the Restricted Shares shall vest and become “Unrestricted Shares” as to 8.33% of the Restricted Shares on each three month anniversary of the grant date set forth on the final page hereof (each, a “Vest Date”). Except as otherwise specifically provided herein, there shall be no proportionate or partial vesting in the periods prior to each Vest Date, and all vesting shall occur only on the applicable Vest Date.

(b) Continuous Engagement Required. Except as otherwise provided in this Section 2, no Restricted Shares shall become Unrestricted Shares unless the Recipient is, and has been at all times since the date of grant of the Restricted Shares, a director of the Company. If the Recipient ceases to be a director for any reason, then any Restricted Shares that have not become Unrestricted Shares pursuant to the vesting schedule above and that do not become Unrestricted Shares pursuant to Section 6 as a result of such termination, shall be forfeited immediately upon such cessation and revert back to the Company without any payment to the holder thereof, and the Company shall (i) cause to be cancelled on its books and records all such Restricted Shares, (ii) not pay any dividend to the Recipient on account of such Restricted Shares, and (iii) permit the Recipient to exercise any of the privileges or rights of a stockholder of the Company with respect to such Restricted Shares.

(c) Ownership. Subject to the terms of this Agreement, the Company shall reflect the Recipient’s ownership of all Restricted Shares on its stock records as of the date of grant set forth on the final page hereof.

3. Restrictions on Transfer; Effect; Legend. The Restricted Shares may not be transferred, assigned, pledged, or hypothecated in any manner (whether by operation of law or otherwise), unless and until such Restricted Shares become Unrestricted Shares. The Company will not be required (a) to transfer on its stock records any Restricted Shares that have been sold or transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as the owner of such Restricted Shares, or to pay dividends to, any transferee to whom any such Restricted

Shares have been so sold or transferred. Any certificates or book entries for the Restricted Shares shall bear an appropriate legend, as determined by the Committee, to the effect that such shares are subject to restrictions as set forth herein and in the Plan.

4. No Special Engagement Rights. Nothing contained in the Plan or this Agreement shall be construed or deemed by any Person under any circumstances to bind the Company to continue the engagement of the Recipient as a director of the Company.

5. Adjustments. Subject to the provisions of Section 15 of the Plan, if from time to time during the period in which the Recipient holds Restricted Shares that have not become Unrestricted Shares, there is any stock split, stock dividend, stock distribution or other reclassification of the Common Stock of the Company, any and all new, substituted or additional securities to which the Recipient is entitled by reason of his, her or its ownership of the Restricted Shares will be immediately subject to the provisions of Sections 2(a) and 2(b), the restrictions on transfer, and the other provisions of this Agreement in the same manner and to the same extent as the Restricted Shares that have not become Unrestricted Shares.

6. Change of Control. In the event of a Change of Control, the vesting schedule set forth in Section 2(a) of this Agreement shall be accelerated such that all Restricted Shares that are not Unrestricted Shares subject to this Agreement shall immediately vest and become Unrestricted Shares as of the date of the Change of Control.

7. Taxes. The Recipient acknowledges and agrees that the Recipient (and not the Company) shall be responsible for the Recipient’s federal, state, local or foreign tax liability and any of the other tax consequences that may arise as a result of the transactions contemplated by this Agreement.

8. Miscellaneous.

(a) Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Recipient.

(b) All notices under this Agreement shall be mailed, delivered by hand, or delivered by electronic means to the parties pursuant to the contact information for the applicable party set forth in the records of E*Trade Corporate Financial Services, Inc. or any successor third-party equity plan administrator designated by the Company from time to time (the “Administrative Service”), or at such other address as may be designated in writing by either of the parties to the other party.

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(d) The Recipient hereby accepts, by signature or electronic means delivered to the Administrative Service, this Agreement and agrees to the terms and conditions of this Agreement and the Company’s 2011 Equity Award Plan. The Recipient hereby acknowledges receipt of a copy of the Company’s 2011 Equity Award Plan.

Date of Grant: [ ]	CARBONITE, INC.

By:
Name:
Title:

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